Exhibit 99.1

News Release

Rockwell Collins reports second quarter financial results and provides updated fiscal year 2017 financial guidance

•	The acquisition of B/E Aerospace closes, a new Interior Systems segment created

•	Sales and free cash flow guidance raised

CEDAR RAPIDS, Iowa (April 21, 2017) - Rockwell Collins, Inc. (NYSE: COL) today reported sales for the second quarter of fiscal year 2017 of $1.34 billion, a 2% increase from the same period in fiscal year 2016. Second quarter fiscal year 2017 earnings per share from continuing operations was $1.27 compared to $1.30 in the prior year. Earnings per share for the second quarter of fiscal year 2017 includes 7 cents of B/E Aerospace acquisition-related expenses. Total segment operating margins were 21.0% for the second quarter of fiscal year 2017, a 30 basis point improvement over the same period in fiscal year 2016.

On April 13, 2017 the company completed the acquisition of B/E Aerospace, a leading manufacturer of aircraft cabin interior products and services, for $8.6 billion in total consideration. B/E Aerospace will operate as a new Interior Systems segment within Rockwell Collins. The company’s updated full year fiscal 2017 financial guidance adjusted to include the acquisition of B/E Aerospace is as follows:

•	Sales are now expected to be in the range of $6.7 billion to $6.8 billion (from $5.3 billion to $5.4 billion). Interior Systems (formerly B/E Aerospace) sales are estimated to be about $1.4 billion.

•
GAAP earnings per share are expected to be in the range of $4.50 to $4.70. Earnings per share adjusted for B/E Aerospace acquisition-related expenses and total combined company acquisition-related intangible asset amortization is expected to be in the range of $5.95 to $6.15 (see the supplemental schedule included in this press release for a reconciliation of adjusted earnings per share).

•	Free cash flow is now expected to be in the range of $650 million to $750 million (from $600 million to $700 million).

"The operating performance of our business through the first half of 2017 has been very good,” said Rockwell Collins Chairman, President, and Chief Executive Officer, Kelly Ortberg. “In the quarter, growth in our Government Systems, Information Management Services, and Air Transport businesses were partially offset by sales headwinds from lower business jet OEM deliveries.  Operating margins grew 30 basis points over last year as we continued to realize the benefit of cost saving initiatives across all of our businesses."

Ortberg continued, "It's an exciting time as we welcome B/E Aerospace's talented employees to Rockwell Collins and bring these two industry leaders together.  We have updated our fiscal year 2017 financial guidance to include our new Interior Systems segment, which will be accretive to adjusted earnings per share right out of the gate in fiscal year 2017.  We are now focused on integrating the business and achieving our synergy plans."

Following is a discussion of fiscal year 2017 second quarter sales and earnings for each business segment.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved 2017 second quarter results as summarized below.

(dollars in millions)	Q2 FY 17	Q2 FY 16	Inc/(Dec)
Commercial Systems sales
Original equipment	$337	$353	(5)%
Aftermarket	253	248	2%
Wide-body in-flight entertainment	4	10	(60)%
Total Commercial Systems sales	$594	$611	(3)%

Operating earnings	$132	$135	(2)%
Operating margin rate	22.2%	22.1%	10 bps

•
Original equipment sales decreased due to lower business aircraft OEM production rates, partially offset by higher product deliveries in support of Airbus A350 rate increases and favorable customer timing for airline selectable equipment.

•	Aftermarket sales increased due to higher regulatory mandate sales, partially offset by lower spares provisioning for Boeing 787 aircraft.

•	Commercial Systems operating earnings declined $3 million and operating margin improved 10 basis points over the prior year.

Government Systems

Government Systems provides a broad range of electronic products, systems and services to customers including the U.S. Department of Defense, other government agencies, civil agencies, defense contractors and ministries of defense around the world. Results from the second quarter of 2017 are summarized below.

(dollars in millions)	Q2 FY 17	Q2 FY 16	Inc/(Dec)
Government Systems sales
Avionics	$367	$357	3%
Communication and Navigation	198	181	9%
Total Government Systems sales	$565	$538	5%

Operating earnings	$114	$108	6%
Operating margin rate	20.2%	20.1%	10 bps

•	Avionics sales increased due to higher simulation and training program revenues and higher fixed wing development program sales, partially offset by the wind-down of legacy tanker hardware deliveries.

•	Communication and Navigation sales increased due to higher datalink program sales and higher deliveries of GPS-related products.

•	Operating earnings and operating margin increased due to higher sales volume and cost savings initiatives, partially offset by an unfavorable mix of higher development program sales.

Information Management Services

Information Management Services (IMS) provides communication services, systems integration and security solutions across the aviation, airport, rail and nuclear security markets. Results from the second quarter of 2017 are summarized below.

(dollars in millions)	Q2 FY 17	Q2 FY 16	Inc/(Dec)
Information Management Services sales	$183	$162	13%

Operating earnings	$36	$29	24%
Operating margin rate	19.7%	17.9%	180 bps

•
IMS sales increased due to double-digit sales growth in aviation related revenues driven by increased usage of connectivity services and the timing of certain connectivity related equipment deliveries. In addition, non-aviation revenues increased double-digits due primarily to the timing of higher equipment sales for nuclear security programs.

•	IMS operating earnings and operating margin increased due to higher sales volume.

Corporate and Financial Highlights

Income Taxes
The company's effective income tax rate from continuing operations was 27.9% for the second quarter of fiscal year 2017 compared to a rate of 26.8% for the same period last year. The higher current year effective income tax rate from continuing operations was primarily due to the adoption of new share-based compensation accounting guidance, which resulted in a retroactive benefit to income tax expense in the prior year.

Cash Flow
Cash provided by operating activities from continuing operations was $1 million for the first six months of fiscal year 2017, compared to $45 million in the first six months of fiscal year 2016. The decrease in cash provided by operating activities was due primarily to higher income tax payments and B/E Aerospace acquisition-related expenses, partially offset by higher cash collections from customers.

The Company paid a dividend on its common stock of 33 cents per share, or $86 million, in the second quarter of 2017.

Fiscal Year 2017 Outlook
The following table is a summary of the company's financial guidance for continuing operations for fiscal year 2017, which has been updated to include the impact of the B/E Aerospace acquisition completed on April 13, 2017. This guidance is based on a preliminary purchase accounting allocation and is subject to potential adjustments that could be material to the guidance presented below. In addition, this guidance is based on the weighted average common shares for fiscal year 2017, which includes the issuance of 31.2 million shares of Rockwell Collins' common stock on April 13, 2017 in connection with the acquisition of B/E Aerospace. Due to the timing of the share issuance, the earnings per share impact of the acquisition of B/E Aerospace will be different in our annual results compared to our quarterly results.

•	Total sales	$6.7 bil. to $6.8 bil. (From $5.3 bil. to $5.4 bil.)
•	Total segment operating margins	19% to 20% (From about 21.0%) (1)
•	GAAP earnings per share	$4.50 to $4.70 (2)
•	Adjusted earnings per share	$5.95 to $6.15 (2)
•	Free cash flow	$650 mil. to $750 mil. (From $600 mil. to $700 mil.) (3)
•	Total research & development investment	$1.05 bil. to $1.15 bil. (From $900 mil. to $950 mil.) (4)
•	Full year income tax rate	27% to 28% (From 28% to 29%)
(1) - The Company's expectations for total segment operating margins is unchanged except for the addition of Interior Systems (formerly B/E Aerospace). Interior Systems operating margins are projected to be in the range of 11% to 12% for fiscal year 2017. The Interior Systems operating margin includes acquisition-related intangible asset amortization of about 750 basis points of operating margin impact.
(2) - See the supplemental schedule included in this press release for a reconciliation of GAAP earnings per share and adjusted earnings per share.
(3) - The Company's free cash flow expectations assume capital expenditures will total about $250 million, and net pre-production engineering costs capitalized in inventory is expected to increase about $50 million in fiscal year 2017. See also the supplemental schedule included in this press release for a reconciliation of non-GAAP measures.
(4) - Total research and development investment consists of company and customer funded research & development expenditures as well as the net increase in pre-production engineering costs capitalized within inventory.

Non-GAAP Financial Information
Total segment operating margin is a non-GAAP measure and is reconciled to the related GAAP measure, Income from continuing operations before income taxes, in the Segment Sales and Earnings Information schedule in this press release. Total segment operating margin is calculated as total segment operating earnings divided by total sales. The non-GAAP total segment operating margin information included in this disclosure is believed to be useful to investors' understanding by excluding certain expenses we believe are not relevant to investors' assessment of our operating results.

See also the supplemental schedule included in this press release for a reconciliation of other non-GAAP measures including free cash flow and adjusted earnings per share.

Conference Call and Webcast Details
Rockwell Collins Chairman, President and CEO, Kelly Ortberg, and Senior Vice President and CFO, Patrick Allen, will conduct an earnings conference call at 9:00 a.m. Eastern Time on April 21, 2017. Individuals may listen to the call and view management's supporting slide presentation on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com.

Business Highlights
Rockwell Collins named as a 2017 World's Most Ethical Company by the Ethisphere Institute for eighth straight year
Rockwell Collins was recognized by the Ethisphere Institute, a global leader in defining and advancing the standards of ethical business practices, as a 2017 World’s Most Ethical Company®.

U.S. Navy selected Rockwell Collins and Leonardo DRS to field its Tactical Combat Training System Increment II solution
The U.S. Navy selected Rockwell Collins and Leonardo DRS to supply their encrypted, next-generation tactical training system. Initial award of $142 million to benefit U.S. Navy and Marine Corps pilots for advanced fixed and deployable air combat training.

Rockwell Collins selected for Pakistan Air Force C-130 upgrade
Rockwell Collins’ Flight2™ avionics system was selected by the Pakistan Air Force through the Foreign Military Sales Office, Warner Robins, Georgia, for the upgrade of up to 11 C-130E and 5 C-130B aircraft.

Rockwell Collins will provide the DOD a cross-platform datalink capability for mobile devices
Rockwell Collins was awarded a Digitally Aided Close Air Support agreement from Defense Innovation Unit Experimental (DIUx). DIUx increases the Department of Defense’s access to the leading-edge technologies and talent that reside in the commercial sector, with the ultimate goal of accelerating innovation into the hands of men and women in uniform.

Rockwell Collins selected by Thales to upgrade Hawkei Protected Mobility Vehicle-Light system
Rockwell Collins will serve as a subcontractor to Thales Australia to integrate the Digital Terminal Control System into the Integral Computing System of the Hawkei Protected Mobility Vehicle-Light system.

Asiana Airlines and Air Busan selected Rockwell Collins flight tracking service
Korea-based Asiana Airlines and its subsidiary Air Busan selected Rockwell Collins’ ARINC MultiLink aircraft tracking service for their respective fleets, joining a number of other airlines around the world.

Rockwell Collins expanded global aircraft observation weather program through new agreement with LATAM Airlines
Rockwell Collins expanded its successful operational aircraft weather observations program to include weather data from LATAM Airlines’ fleet of aircraft. The agreement is the latest as part of a Rockwell Collins/National Oceanic and Atmospheric Administration program to improve the accuracy of forecasts for the aviation industry and the general public.

About Rockwell Collins
Rockwell Collins (NYSE: COL) is a leader in aviation and high-integrity solutions for commercial and military customers around the world. Every day we help pilots safely and reliably navigate to the far corners of the earth; keep warfighters aware and informed in battle; deliver millions of messages for airlines and airports; and help passengers stay connected and comfortable throughout their journey. As experts in flight deck avionics, cabin electronics, cabin interiors, information management, mission communications, and simulation and training, we offer a comprehensive portfolio of products and services that can transform our customers' futures. To find out more, please visit www.rockwellcollins.com.

Safe Harbor Statement
This press release contains statements, including statements regarding certain projections, business trends, and the impact of the acquisition of B/E Aerospace that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the financial condition of our customers and suppliers, including bankruptcies; the health of the global economy, including potential deterioration in economic and financial market conditions; adjustments to the commercial OEM production rates and the aftermarket; the impacts of natural disasters and pandemics, including operational disruption, potential supply shortages and other economic impacts; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; delays related to the award of domestic and international contracts; delays in customer programs, including new aircraft programs entering service later than anticipated; the continued support for military transformation and modernization programs; potential impact of volatility in oil prices, currency exchange rates or interest rates on the commercial aerospace industry or our business; the impact of terrorist events on the commercial aerospace industry; changes in domestic and foreign government spending, budgetary, procurement and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; potential unavailability of our mission-critical data and voice communication networks; unfavorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; recruitment and retention of qualified personnel; regulatory restrictions on air travel due to environmental concerns; effective negotiation of collective bargaining agreements by us, our customers, and our suppliers; performance of our customers and subcontractors; risks inherent in development and fixed-price contracts, particularly the risk of cost overruns; risk of significant reduction to air travel or aircraft capacity beyond our forecasts; our ability to execute to internal performance plans such as restructuring activities, productivity and quality improvements and cost reduction initiatives; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products on schedule and within anticipated cost estimates; risk of fines and penalties related to noncompliance with laws and regulations including compliance requirements associated with U.S. Government work, export control and environmental regulations; risk of asset impairments; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; the uncertainties of the outcome of lawsuits, claims and legal proceedings; uncertainty of the expected financial performance of the combined company following completion of the acquisition of B/E Aerospace; failure to realize the anticipated benefits of the acquisition of B/E Aerospace, including as a result of delay in integrating the businesses of Rockwell Collins and B/E Aerospace; risk to the ability of the combined company to implement its business strategy; as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:	Investor Contact:
Pam Tvrdy	Ryan Miller
319.295.0591	319.295.7575
pam.tvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com

ROCKWELL COLLINS, INC.
SEGMENT SALES AND EARNINGS INFORMATION
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	March 31		March 31
	2017	2016	2017	2016
Sales:
Commercial Systems	$594	$611	$1,143	$1,173
Government Systems	565	538	1,040	989
Information Management Services	183	162	352	318
Total sales	$1,342	$1,311	$2,535	$2,480

Segment operating earnings:
Commercial Systems	$132	$135	$257	$260
Government Systems	114	108	210	194
Information Management Services	36	29	66	53
Total segment operating earnings	282	272	533	507

Interest expense(1)	(25)	(17)	(45)	(32)
Stock-based compensation	(7)	(9)	(13)	(15)
General corporate, net	(12)	(11)	(23)	(23)
Transaction costs for B/E Aerospace acquisition(1)	(5)	—	(16)	—
Restructuring and asset impairment charges	—	—	—	(45)
Income from continuing operations before income taxes	233	235	436	392
Income tax expense	(65)	(63)	(123)	(87)

Income from continuing operations	$168	$172	$313	$305
Income from discontinued operations, net of taxes	—	(1)	—	1
Net income	$168	$171	$313	$306

Diluted earnings per share:
Continuing operations	$1.27	$1.30	$2.37	$2.30
Discontinued operations	—	(0.01)	—	0.01
Diluted earnings per share	$1.27	$1.29	$2.37	$2.31

Weighted average diluted shares outstanding	132.4	132.3	132.1	132.7
(1) During the three and six months ended March 31, 2017, the Company incurred $8 million and $11 million, respectively, of bridge facility fees related to the B/E Aerospace acquisition. These costs are included in Interest expense. Total transaction costs (including the bridge facility fees) related to the acquisition of B/E Aerospace during the three and six months ended March 31, 2017 were $13 million and $27 million, respectively.

The following table summarizes sales by category for the three and six months ended March 31, 2017 and 2016 (unaudited, in millions):

	Three Months Ended		Six Months Ended
	March 31		March 31
	2017	2016	2017	2016
Commercial Systems sales:
Air transport aviation electronics:
Original equipment	$224	$214	$424	$397
Aftermarket	136	131	259	264
Wide-body in-flight entertainment	4	10	10	21
Total air transport aviation electronics	364	355	693	682

Business and regional aviation electronics:
Original equipment	113	139	231	269
Aftermarket	117	117	219	222
Total business and regional aviation electronics	230	256	450	491
Total Commercial Systems sales	$594	$611	$1,143	$1,173

Commercial Systems sales:
Total original equipment	$337	$353	$655	$666
Total aftermarket	253	248	478	486
Wide-body in-flight entertainment	4	10	10	21
Total Commercial Systems sales	$594	$611	$1,143	$1,173

Government Systems Sales:
Avionics	$367	$357	$686	$650
Communication and Navigation	198	181	354	339
Total Government Systems Sales	$565	$538	$1,040	$989

Information Management Services sales	$183	$162	$352	$318

Total sales	$1,342	$1,311	$2,535	$2,480

The following table summarizes total Research and Development Investment by segment and funding type for the three and six months ended March 31, 2017 and 2016 (unaudited, dollars in millions):

	Three Months Ended		Six Months Ended
	March 31		March 31
	2017	2016	2017	2016
Research and Development Investment
Customer-funded:
Commercial Systems	$66	$61	$131	$108
Government Systems	115	99	213	186
Information Management Services	2	2	4	4
Total Customer-funded	183	162	348	298

Company-funded:
Commercial Systems	30	26	57	61
Government Systems	18	19	36	36
Information Management Services (1)	—	1	—	1
Total Company-funded	48	46	93	98
Total Research and Development Expense	231	208	441	396

Increase in Pre-production Engineering Costs, Net	24	34	24	74
Total Research and Development Investment	$255	$242	$465	$470

Percent of Total Sales	19.0%	18.5%	18.3%	19.0%
(1) Research and development expenses for the Information Management Services segment do not include costs of internally developed software and other costs associated with the expansion and construction of network-related assets. These costs are capitalized as Property on the Summary Balance Sheet.

ROCKWELL COLLINS, INC.
SUMMARY BALANCE SHEET
(Unaudited)
(in millions)

	March 31, 2017	September 30, 2016
Current Assets:
Cash and cash equivalents	$281	$340
Receivables, net	1,135	1,094
Inventories, net(1)	2,013	1,939
Other current assets	150	117
Total current assets	3,579	3,490

Property	1,042	1,035
Goodwill	1,928	1,919
Intangible Assets	672	667
Deferred Income Taxes	143	219
Other Assets(2)	416	369
TOTAL ASSETS	$7,780	$7,699

Current Liabilities:
Short-term debt	$855	$740
Accounts payable	486	527
Compensation and benefits	196	269
Advance payments from customers	265	283
Accrued customer incentives	217	246
Product warranty costs	81	87
Other current liabilities	151	194
Total current liabilities	2,251	2,346

Long-term Debt, Net(2)	1,354	1,374
Retirement Benefits	1,533	1,660
Other Liabilities	240	235
Equity	2,402	2,084
TOTAL LIABILITIES AND EQUITY	$7,780	$7,699

(1) Inventories, net is comprised of the following:
	March 31, 2017	September 30, 2016
Inventories, net:
Production inventory	$849	$799
Pre-production engineering costs	1,164	1,140
Total Inventories, net	$2,013	$1,939

(1) Pre-production engineering costs include costs incurred during the development phase of a program in connection with long-term supply arrangements that contain contractual guarantees for reimbursement from customers. These costs are deferred in Inventories, net to the extent of the contractual guarantees and are amortized to customer-funded research and development expense within cost of sales over their estimated useful lives using a units-of-delivery method, up to 15 years.
(2) During the three months ended December 31, 2016, the Company adopted new accounting guidance requiring debt issuance costs to be presented on the Condensed Consolidated Statement of Financial Position as a deduction from the carrying amount of the related debt liability. As a result, $8 million of debt issuance costs were reclassified from Other Assets to Long-term Debt, Net as of September 30, 2016.

ROCKWELL COLLINS, INC.
CONDENSED CASH FLOW INFORMATION
(Unaudited, in millions)

	Six Months Ended
	March 31
	2017	2016
Operating Activities:
Net income	$313	$306
Income from discontinued operations, net of tax	—	1
Income from continuing operations	313	305
Adjustments to arrive at cash provided by operating activities:
Non-cash restructuring charges	—	6
Depreciation	75	71
Amortization of intangible assets and pre-production engineering costs	50	54
Stock-based compensation expense	13	15
Compensation and benefits paid in common stock	33	27
Deferred income taxes	15	48
Pension plan contributions	(63)	(63)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	(52)	(50)
Production inventory	(67)	(87)
Pre-production engineering costs	(76)	(97)
Accounts payable	(28)	(23)
Compensation and benefits	(71)	(68)
Advance payments from customers	(16)	(64)
Accrued customer incentives	(29)	8
Product warranty costs	(6)	(5)
Income taxes	(36)	5
Other assets and liabilities	(54)	(37)
Cash Provided by Operating Activities from Continuing Operations	1	45
Investing Activities:
Property additions	(90)	(93)
Acquisition of business, net of cash acquired	(11)	(17)
Other investing activities	(1)	—
Cash (Used for) Investing Activities from Continuing Operations	(102)	(110)
Financing Activities:
Repayment of short-term borrowings	(300)	—
Purchases of treasury stock	(5)	(188)
Cash dividends	(86)	(86)
Increase in short-term commercial paper borrowings, net	415	372
Proceeds from the exercise of stock options	27	13
Other financing activities	(1)	(1)
Cash Provided by Financing Activities from Continuing Operations	50	110
Effect of exchange rate changes on cash and cash equivalents	(8)	3
Cash Provided by Discontinued Operations	—	—
Net Change in Cash and Cash Equivalents	(59)	48
Cash and Cash Equivalents at Beginning of Period	340	252
Cash and Cash Equivalents at End of Period	$281	$300

ROCKWELL COLLINS, INC.
NON-GAAP FINANCIAL INFORMATION
(Unaudited)
(in millions, except per share amounts)

Free cash flow is a non-GAAP measure and is reconciled to the related GAAP measure, Cash Provided by Operating Activities from Continuing Operations below. Free cash flow is calculated as Cash Provided by Operating Activities from Continuing Operations less Property Additions. The non-GAAP free cash flow information included in this disclosure is believed to be useful to investors’ understanding and assessment of the Company’s ongoing operations.

	Six Months Ended
	March 31
	2017	2016
Cash Provided by Operating Activities from Continuing Operations	$1	$45
Less: Property Additions	(90)	(93)
Free Cash Flow	$(89)	$(48)

The adjusted net income and adjusted earnings per share non-GAAP guidance is believed to be useful to investors' understanding and assessment of our on-going operations and performance of the B/E Aerospace acquisition, which occurred on April 13, 2017. We believe adjusted net income and adjusted earnings per share excludes certain one-time and non-cash expenses not indicative of our on-going operating results. The Company does not intend for the non-GAAP information to be considered in isolation or as a substitute for the related GAAP measures. Adjusted earnings per share is based on a preliminary purchase accounting allocation and is subject to potential adjustments that could be material to the guidance presented below. In addition, adjusted earnings per share is based on the weighted average shares for fiscal year 2017, which includes the issuance of 31.2 million shares of Rockwell Collins common stock on April 13, 2017 in connection with the B/E Aerospace acquisition. Due to the timing of the share issuance, the earnings per share impact of the acquisition of B/E Aerospace will be different in our annual results compared to our quarterly results.

	Year Ending
	September 30, 2017 (estimated)
($ millions, impact to forecasted net income; except per share amounts)	Low End of Guidance Range	High End of Guidance Range
Forecasted Rockwell Collins stand-alone net income (GAAP)	$705	$725
Estimated B/E Aerospace acquisition-related expenses	~(100)
Estimated amortization of B/E Aerospace acquisition-related intangible assets	~(80)
Estimated incremental interest expense from the B/E Aerospace acquisition	~(60)
Estimated impact of B/E Aerospace operations excluding above items	200	210
Forecasted net income (GAAP)	665	695
Estimated B/E Aerospace acquisition-related expenses	~100
Estimated amortization of total combined acquisition-related intangible assets	~110
Forecasted adjusted net income (non-GAAP)	$875	$905

Forecasted Rockwell Collins stand-alone earnings per share (GAAP)	$5.35	$5.50
Impact of 31.2 million shares of COL equity issued	~(0.55)
Estimated B/E Aerospace acquisition-related expenses	~(0.70)
Estimated amortization of B/E Aerospace acquisition-related intangible assets	~(0.55)
Estimated incremental interest expense from the B/E Aerospace acquisition	~(0.40)
Estimated impact of B/E Aerospace operations excluding above items	1.35	1.40
Forecasted earnings per share (GAAP)	4.50	4.70
Estimated B/E Aerospace acquisition-related expenses	~0.70
Estimated amortization of total combined acquisition-related intangible assets	~0.75
Forecasted adjusted earnings per share (non-GAAP)	$5.95	$6.15